WEIS MARKETS, INC.
            1000 S. Second St.   P. O. Box 471   Sunbury, PA 17801-0471




As of March 5, 2001


FROM: Robert F. Weis
      Norman S. Rich

TO:   Robert Hermanns

RE:   Employment Agreement ("Agreement")

Dear Mr. Hermanns:

     This is to confirm our understanding regarding your employment with Weis Markets, Inc. (the "Company") on the terms stated herein and in accordance with the terms of employment contained in the letter from Norman S. Rich, dated February 22, 2001, which are incorporated herein by reference. The Company agrees to employ you as vice president and chief operating officer until March 5, 2004 to perform such executive duties as are consistent with the position of vice president and chief operating officer. The Company will expect you during such time to diligently and conscientiously devote your full time to such employment and to devote your best efforts in discharging your duties of the Company.

     The Company currently expects the President and Chief Executive Officer of the Company to retire on or before January 31, 2003. The Company expects that you will be considered to assume such positions upon his retirement, taking into account your performance before such date and such other factors as the Board of Directors of the Company considers relevant in its sole discretion. If you are offered such positions, it will be on terms and conditions commensurate therewith.

     During the term of your employment, for your services, the Company will pay you a salary at a monthly rate of not less than $29,166.67 per month
(less all amounts required to be withheld and deducted), subject to increase from time to time at the discretion of the Compensation Committee of the Board of Directors. In addition, you will be entitled to participate in the Company's 401(k) Plan, SERP and Incentive Stock Option Plan, all other incentive, savings and retirement plans, practices and programs applicable generally to other peer executives of the Company and to receive coverage under the Company's health, life, and disability insurance policies and to participate in any other welfare plans, practices or policies and to receive any other fringe benefits and vacation provided by the Company to other peer executives of the Company.

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        If the Company experiences a change of control:

        (i) as a result of the consummation of a reorganization, merger or consolidation involving the Company, or sale or disposition of all or substantially all of the assets of the Company unless, following such transaction, all or substantially all of the persons with beneficial ownership (as defined in Rule 13(d)-3 of the Securities and Exchange Act of 1934, as amended (the "Act") aggregating 50% or more of the Company's outstanding Common Stock as of the date of this Agreement continue to own beneficially at least 50% of the successor corporation's outstanding Common Stock (including a corporation which as a result of such transactions owns all of or substantially all of the assets of the Company),

        (ii) as a result of the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) aggregating 50% or more of the outstanding Common Stock of the Company, or

        (iii) in the event that individuals who as of the date hereof constitute the Board (the "Incumbent Board"), cease to constitute at least a majority of the Board (provided that a director subsequently elected or nominated for election contest or other threat to the composition of the then Incumbent Board, shall be considered a member of the Incumbent Board), and if, following such change of control (a) your employment is terminated by the Company other than for Cause (defined below), or (b) you are asked to relocate geographically to a location that is outside of a 60-mile radius from the present location of the Company, or (c) your responsibilities or status are substantially changed from those which you had within the six months prior to the change of control (excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied promptly following notice thereof given by you)(such events described in (a), (b) or
(c) hereinafter being referred to as a "Termination"), you may terminate your employment with the Company.

     Following a Termination under such circumstances, the Company will continue to pay you, for the balance of the term of this Agreement, on the same periodic basis as your salary was paid to you prior to the date of Termination, an amount (less all amounts required to be withheld and deducted) equal to the higher of (i) the rate of salary you were receiving from the Company as of immediately preceding the date of such change of control, or
(ii) the rate of salary you were receiving from the Company as of immediately preceding the date of such Termination. You will also be entitled to receive such benefits as you were vested in as of the date of Termination. Subject to the limitations in the following sentence, the Company will provide you, at no cost to you, with health coverage comparable to that which you had prior to the change of control, for the term of the contract, or the first day of the first month in which you obtain new employment providing health benefits coverage. The Company will attempt to continue your coverage under its then-existing health insurance policy to the extent permitted by the insurance company and by law or, if not so permitted, the Company will seek alternative comparable coverage.

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Notwithstanding the foregoing, if you engage in "competition" with the
Company, you shall no longer be entitled to receive any payments or benefits from the Company pursuant to this paragraph or otherwise. "Competition" shall mean competition in the capacity of proprietor, employee, officer, director, consultant, independent contractor or shareholder with any business in which the Company is engaged at the time of such competition unless specifically authorized by the Company's Board of Directors.

     In the event that, following such Termination and before March 5, 2004, you become employed by a third party as an employee, consultant, independent contractor, agent or otherwise, any amounts owed to you under this Agreement as periodic payments, shall be reduced by an amount equal to any amounts received from such third party.

     For purposes of this Agreement, the term "Cause" shall mean, in the determination of the Board of Directors of the Company, (i) your death;
(ii) your physical or mental disability which prevents you from performing your duties hereunder for any period of 90 or more consecutive calendar days or 60 working days in any 120 consecutive calendar day period; (iii) your conviction of, or pleading guilty or no contest to, a felony or other crime having as its predicate element fraud or moral turpitude; (iv) your commission of any wrongful act resulting in your personal enrichment at the expense of the Company, or other illegal or gross misconduct that is materially and demonstrably injurious to the Company; or (v) your breach of this Agreement.

     This Agreement and your employment may be terminated by the Company at any time for Cause, subsequent to which you will be entitled to no payments or benefits from the Company pursuant to this Agreement or otherwise. This Agreement shall be binding upon and inure to the benefit of both parties and on all successors and assigns of the Company, shall be governed by the law of Pennsylvania and may only be amended by a writing signed by both parties.





























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     If this letter correctly describes our understanding, please sign two copies of this letter and return a copy to my attention.


                                         Sincerely,


                                         Weis Markets, Inc.



                                         By:   //ROBERT F. WEIS
                                             -----------------------------
                                             Robert F. Weis
                                             Chairman & Treasurer



                                         By:    //NORMAN S. RICH
                                             -----------------------------
                                             Norman S. Rich
                                             President


Agreed to and Accepted:                Date:
                                             --------------------


  //ROBERT HERMANNS
---------------------------------
Robert Hermanns























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